Exhibit 1

January 2, 2019

Ashland Team:

As I previously communicated, one of our shareholders, Cruiser Capital, has nominated four individuals to stand for election to our board of directors at our upcoming 2019 Annual Meeting of Stockholders, which is scheduled to take place on February 8, 2019. Today, we began the process of mailing proxy materials to all Ashland shareholders regarding our board’s unanimous recommendation to vote “FOR” Ashland’s 11 highly qualified and experienced director nominees on the company’s BLUE proxy card – and to discard any White proxy card shareholders may receive from Cruiser.

On December 13, 2018, the board announced that, consistent with Ashland’s director retirement policy, Barry Perry, Ashland’s lead independent director, will retire from Ashland’s board effective at the 2019 Annual Meeting. Ashland has also added Craig Rogerson to the board’s slate of nominees for the Annual Meeting following extensive dialogue with several of our major shareholders. Craig is an experienced leader in the chemicals industry and currently serves as chairman, president and chief executive officer of Hexion Inc. He previously served as chairman, president and chief executive officer of Chemtura Corporation from December 2008 to April 2017 and president, chief executive officer and director of Hercules Incorporated from December 2003 to November 2008. Our board and management team are confident that we have the right directors, the right team and the right strategy in place to continue to build on the great progress we made in fiscal 2018.

For background on how we got here, upon the Ashland board’s receipt of Cruiser’s candidate suggestions, Russell Reynolds Associates, a leading search firm that has been advising Ashland in its ongoing board refreshment process, interviewed and conducted research and an independent assessment on each of the four nominees. Following feedback and recommendations from Russell Reynolds, Ashland’s Governance and Nominating Committee determined with the unanimous support of the board that Cruiser’s four nominees were not additive to the skills or expertise of the existing board members.

It is important to note that Ashland has a track record of adding individuals recommended by shareholders when those individuals are additive to the skills and expertise of the existing board members. In fact, one of our existing board members, who was recommended by Cruiser last year, was appointed to the board through an identical assessment process. Mr. Rogerson is being nominated following discussions with several major shareholders. His nomination is supported by our board members.

In the coming weeks, both Ashland and Cruiser are expected to make public statements through letters, press releases and presentations in support of their director nominees. If you are a shareholder, you may receive multiple mailings from both Ashland and Cruiser. For all of us, please keep in mind that it remains business as usual. It is important we all remain focused on what we do best so that we can continue our strong performance in fiscal year 2019 and beyond.

Today’s announcements may result in increased media attention about our company and, as always, it is important we speak with one voice. Consistent with company policy, please forward any media inquiries to Joy Brock at jlbrock@ashland.com or (859) 815-3793. Investor inquiries should be forwarded to Seth Mrozek at (859) 815-3527 or samrozek@ashland.com.

If you are an Ashland shareholder and have any questions about how to vote your BLUE proxy card, please contact Ashland’s proxy solicitor, Innisfree M&A Incorporated toll-free at (877) 456-3402. Ashland urges you to discard and not return any White proxy card you may receive from Cruiser.

On behalf of the board and management team, thank you for your continued support. As we begin the New Year, let’s keep up the great work.

Sincerely,

IMPORTANT INFORMATION
On January 2, 2019, Ashland filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “proxy statement”) and blue proxy card in connection with its 2019 Annual Meeting, which is available free of charge at the SEC’s website at www.sec.gov and Ashland’s website at http://investor.ashland.com. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND.

CERTAIN INFORMATION REGARDING PARTICIPANTS
Ashland, its directors, director nominees and certain of its officers, including William A. Wulfsohn, Brendan Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Craig A. Rogerson, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson, J. Kevin Willis, Peter J. Ganz and Seth A. Mrozek, will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting of Stockholders. Information regarding the ownership of the Company’s directors and executive officers in the company by security holdings or otherwise is included in Ashland’s proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on January 2, 2019. To the extent holdings of Ashland securities have changed since the amounts printed in the proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of the proxy statement and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.